AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2016

Registration No. 333-213023

Registration No. 333-209748

Registration No. 333-199946

Registration No. 333-190482

Registration No. 333-187203

Registration No. 333-157051

Registration No. 333-132983

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-213023

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-209748

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-199946

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-190482

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187203

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-157051

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-132983

UNDER

THE SECURITIES ACT OF 1933

Medivation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3863260
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Medivation, Inc. Amended and Restated 2004 Equity Incentive Award Plan

Medivation, Inc. 2013 Employee Stock Purchase Plan

(Full titles of the plans)

Douglas E. Giordano

President and Treasurer

Medivation, Inc.

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Christopher D. Comeau

Paul M. Kinsella

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02110

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Medivation, Inc., a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-213023), filed with the SEC on August 9, 2016, pertaining to the registration of 1,600,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), issuable under the Registrant’s Amended and Restated 2004 Equity Incentive Plan and associated rights to purchase the Registrant’s Series C Junior Participating Preferred Stock;

•	Registration Statement on Form S-8 (File No. 333-209748), filed with the SEC on February 26, 2016, pertaining to the registration of 5,400,000 Shares issuable under the Registrant’s Amended and Restated 2004 Equity Incentive Plan and associated rights to purchase the Registrant’s Series C Junior Participating Preferred Stock;

•	Registration Statement on Form S-8 (File No. 333-199946), filed with the SEC on November 6, 2014, pertaining to the registration of 2,000,000 Shares issuable under the Registrant’s Amended and Restated 2004 Equity Incentive Plan and associated rights to purchase the Registrant’s Series C Junior Participating Preferred Stock;

•	Registration Statement on Form S-8 (File No. 333-190482), filed with the SEC on August 8, 2013, pertaining to the registration of 3,000,000 Shares issuable pursuant to the Registrant’s 2013 Employee Stock Purchase Plan, 550,000 Shares issuable pursuant to the Registrant’s Amended and Restated 2004 Equity Incentive Award Plan and associated rights to purchase the Registrant’s Series C Junior Participating Preferred Stock;

•	Registration Statement on Form S-8 (File No. 333-187203), filed with the SEC on March 12, 2013, pertaining to the registration of 3,600,000 Shares issuable pursuant to the Registrant’s Amended and Restated 2004 Equity Incentive Award Plan and associated rights to purchase the Registrant’s Series C Junior Participating Preferred Stock;

•	Registration Statement on Form S-8 (File No. 333-157051), filed with the SEC on January 30, 2009, pertaining to the registration of 4,500,000 Shares issuable pursuant to the Registrant’s 2004 Equity Incentive Plan, as amended; and

•	Registration Statement on Form S-8 (File No. 333-132983), filed with the SEC on April 4, 2006, pertaining to the registration of 1,625,200 Shares issuable pursuant to options granted under the Registrant’s 2004 Equity Incentive Award Plan and 1,356,820 Shares reserved for future issuance under the Registrant’s 2004 Equity Incentive Award Plan.

On September 28, 2016, pursuant to an Agreement and Plan of Merger, dated as of August 20, 2016 (the “Merger Agreement”), by and among the Registrant, Pfizer Inc., a Delaware corporation (“Pfizer”) and Montreal, Inc., a Delaware corporation and wholly-owned subsidiary of Pfizer (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Pfizer (the “Merger”).

As a result of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining Shares registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offerings. The Registrant hereby removes from registration any and all such Shares of the Registrant registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 28, 2016.

MEDIVATION, INC.

By:	/s/ Douglas E. Giordano
Name:	Douglas E. Giordano
Title:	President and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.